Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
of REGI U.S. Inc.

We consent to the use of our report dated August 9, 2005 on the financial statements of REGI U.S. Inc. as of April 30, 2005 and 2004 that are included in the Company’s Form 10-KSB.

Dated this 12th day of August, 2005.

/s/ Manning Elliott

MANNING ELLIOTT
Chartered Accountants